Exhibit 3.5
SECOND CERTIFICATE OF CORRECTION
TO THE
FIRST AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INVERNESS MEDICAL INNOVATIONS, INC.
PURSUANT TO SECTION 103
OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE
     Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:
     1. That the Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to increase the number of authorized shares of common stock of the Corporation from the 50,000,000 shares of authorized common stock as provided in the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 19, 2001 (the “Amended and Restated Certificate of Incorporation”) to 100,000,000 shares of authorized common stock and declared said amendment to be advisable.
     2. That by notice dated November 13, 2006, the Corporation’s stockholders were provided notice of a special meeting of stockholders to be held on December 15, 2006 at which the stockholders would be asked to approve an amendment to the Amended and Restated Certificate of Incorporation to so increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares.
     3. That by proxy statement dated November 13, 2006 and an accompanying form of proxy, the Board of Directors of the Corporation solicited proxies from the Corporation’s stockholders to amend the Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares.
     4. That said proxy statement stated that no change would be made to the other provisions of the Amended and Restated Certificate of Incorporation of the Corporation.
     5. That the amendment to the Amended and Restated Certificate of Incorporation to so increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares was duly approved by the affirmative vote of the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL at the meeting held December 15, 2006,
     6, That a First Amendment to the Amended and Restated Certificate of Incorporation was filed by the Corporation with the Secretary of State of the State of Delaware on December 15, 2006, which amendment was subsequently corrected by a Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. filed with the Secretary of State on December 18, 2006.
     7, That due to scrivener’s errors, the First Amendment to the Amended and Restated Certificate of Incorporation erroneously omitted the words “the first paragraph of” from the description of the portion of the Amended and Restated Certificate of Incorporation to be amended by such amendment, which amendment was intended only to increase the authorized shares of common stock of the Corporation from 50,000,000 shares to 100,000,000 shares and not to effect any other changes to the Amended and Restated Certificate of Incorporation.
     8. That the language following the second paragraph of the First Amendment to the Amended and Restated Certificate of Incorporation is hereby corrected to read as follows:

RESOLVED:	That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which (i) One Hundred Million (100,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”); and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”
     IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation to be executed on its behalf by its Assistant Secretary, Jay McNamara, as of this 28th day of March, 2008.

Inverness Medical Innovations, Inc.

By:	/s/ Jay McNamara

Name: Title:	Jay McNamara Assistant Secretary

2